Exhibit 99.2

CONSENT OF DUFF & PHELPS

Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), hereby consents to (i) the inclusion of our fairness opinion, dated October 31, 2022, to the Board of Directors of Freedom Acquisition I Corp. in the filing of the Registration Statement on Form S-4 Amendment No. 1 of Freedom Acquisition I Corp., filed on April 7, 2023 (the “Registration Statement”), and (ii) all references to the fairness opinion in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Kroll, LLC
Duff & Phelps Opinions Practice
Kroll, LLC
New York, New York
April 7, 2023